EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-       ) and to the incorporation by reference of our reports dated May 25, 2010 (except for Note 19, as to which the date is October 26, 2010), with respect to the consolidated financial statements of KEMET Corporation, included in the Current Report (Form 8-K) of KEMET Corporation dated October 26, 2010, and May 25, 2010 with respect to the effectiveness of internal control over financial reporting of KEMET Corporation included in the Annual Report (Form 10-K) of KEMET Corporation for the year ended March 31, 2010, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Greenville, South Carolina

March 3, 2011